Exhibit 23.2

Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 4, 2014, with respect to the financial statements of IQinVision, Inc. as of and for the years ended December 31, 2013 and 2012, included in the Registration Statement on Form S-4 and related proxy statement/prospectus/consent solicitation of Vicon Industries, Inc.

/s/ Moss Adams LLP
San Diego, California
May 28, 2014